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                                                                      EXHIBIT 11

                LEGGETT & PLATT, INCORPORATED AND SUBSIDIARIES
                      COMPUTATIONS OF EARNINGS PER SHARE

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

(Amounts in millions, except per share data)
                                                                           Year Ended December 31,
                                                                          --------------------------
                                                                           1994      1993      1992
                                                                          ------     -----     -----
EARNINGS PER SHARE
Weighted average number of common shares outstanding.................       41.0      40.1      39.1
Dilution from outstanding stock options--computed using the
  "treasury stock" method............................................         .6        .7        .5

Dilution from shares issuable under contingent earnout agreement.....          -        .3        .2
                                                                          ------     -----     -----
Weighted average number of common shares outstanding as adjusted.....       41.6      41.1      39.8
                                                                          ======     =====     =====
Net Earnings.........................................................     $115.4     $85.9     $65.4
                                                                          ======     =====     =====
Earnings Per Share...................................................     $ 2.78     $2.09     $1.64
                                                                          ======     =====     =====
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